EXHIBIT 10.1

7000 Shoreline Court, Suite 370 South San Francisco, CA 94080 Main: (650) 588-6404 Fax: (650) 588-2787 URL: www.talontx.com

December 22, 2010

Steven R. Deitcher, M.D.
[ADDRESS]

Re:	Extension of Employment Agreement

Dear Steven:

Reference is made to the Employment Agreement dated June 6, 2008 (the “Agreement”) between you and Talon Therapeutics, Inc. (f/k/a Hana Biosciences, Inc.) (the “Company”).  As you know, the Initial Term (as defined in the Agreement) of the Agreement expires December 31, 2010.  On behalf of the Company, this shall confirm our mutual agreement to renew the Agreement for one Additional Term (as defined in the Agreement) which shall expire on December 31, 2011.

In addition, this shall also confirm that the Company will increase certain of the benefits currently afforded to you.  Specifically, the Company will increase your term life insurance to $1 million and will increase your long-term disability insurance to provide a monthly benefit equal to 60% of your monthly salary.

Please acknowledge your agreement to the foregoing by countersigning in the space indicated below and returning a fully-signed copy of this letter to me.

Very truly yours,

/s/ Leon E. Rosenberg
Leon E. Rosenberg, M.D.
Chairman of the Board

Acknowledged and agreed to
this 6th day of January, 2011:

/s/ Steven R. Deitcher
Steven R. Deitcher, M.D.